As Filed with the Securities and Exchange Commission June 1, 2004
                                                    Registration No.: 333-112754

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  Form SB-2/A3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         Castle & Morgan Holdings, Inc.
                 (Name of Small Business Issuer in its Charter)


         Delaware                       5960                32-0104570
------------------------------    ------------------    -------------------
(State or other jurisdiction of   Primary Industrial    (I.R.S. Employer
 incorporation or organization)     Class Code No.       Identification No.)

                       1175 Walt Whitman Road - Suite 100
                            Melville, New York 11747
                                  631-424-9009
          (Address and telephone number of principal executive offices)

                                Christopher Kern
                         Castle & Morgan Holdings, Inc.
                       1175 Walt Whitman Road - Suite 100
                            Melville, New York 11747
                                  631-424-9009
            (Name, address and telephone number of agent for service)

                                 WITH A COPY TO

                               Gary B. Wolff, P.C.
                          805 Third Avenue, 21st Floor
                            New York, New York 10022
                                  212-644-6446

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []


                         CALCULATION OF REGISTRATION FEE


                                                      Proposed Maximum          Proposed Maximum           Amount of
  Title of Each Class Of          Amount To Be          Offering Price         Aggregate Offering        Registration
Securities To Be Registered        Registered             Per Unit 1                Price 1                   Fee
----------------------------    ------------------    ------------------    -------------------------    --------------
Common stock, $ .0001                874,906                $.02                    $17,498                  $2.22
Par value per share                  shares



1 Estimated solely for the purpose of computing the amount of the registration fee and based upon the amount of consideration received by the issuer pursuant to Rule 457(a) under the Securities Act of 1933, as amended. There is no established public market for the common equity being registered. As of December 31, 2003, the Company's liabilities exceeded its assets by $17,111 and its per share book value was -0-. Accordingly, in determining the offering price, the Company has utilized the price of the most recent sales transaction whereby Internet Finance International Corporation, a firm wholly owned by Christopher Kern purchased, in July 2003, 1,360,000 shares from another company stockholder (Thomas Murphy) for a cash consideration of $26,000 or approximately $.02 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to completion June  , 2004


The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                 874,906 SHARES

                         CASTLE & MORGAN HOLDINGS, INC.

                                  COMMON STOCK

As of May 31, 2004 we had 3,709,570 shares of our common stock issued and outstanding.

This is a resale prospectus for the resale of up to 874,906 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any market and although we intend to initiate steps to include our common stock for listing on the Over the Counter Bulletin Board maintained by NASD ("OTCBB"), we may not be successful in such efforts and our stock may never trade in any market.


Selling stockholders will sell at a fixed price of $.02 per share until our common shares are quoted on the Over-The-Counter Bulletin Board or other specified market and thereafter at prevailing market prices, or privately negotiated prices. See "Plan of Distribution."


Investing in our common stock involves very high risks. See "High Risk Factors" beginning on page 2.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is June , 2004.

                               PROSPECTUS SUMMARY

About Castle & Morgan Holdings, Inc.


Castle & Morgan Holdings, Inc. was incorporated under the name of Festiveworld Corp. in the State of Delaware on June 12, 2003, changed its name to its current name on December 11, 2003 and was inactive until December 18, 2003 when Festive World, LLC, a New York limited liability company ("Festive") was merged with and into Castle and Morgan Holdings, Inc. in a reverse merger. The members of Festive World, LLC received an aggregate of 3,527,801 shares of our common stock on a pro-rata basis in the merger. The members of the LLC received one share of Company common stock for each LLC unit held by them. Accordingly, their percentage of ownership in the LLC (immediately preceding the merger) was identical to their percentage of ownership in the Company immediately subsequent to the merger.


Festive has been engaged, since 1999, in operating an e-commerce website reselling videos to the general public, with a focus towards the adult oriented content, including content related to the gay & lesbian community (GL community). Festive's operations are now our operations. We are focused on providing a unique mix of video selections not commonly found in retail stores.


The merger was effectuated so that the surviving entity would be a corporation as opposed to an LLC with the intent that the corporation would thereafter seek to be a public company so as to enhance the liquidity of the securities owned by its investors by becoming subject to the reporting requirements of the 1934 Act and by seeking to have its common stock traded on the National Association of Securities Dealers Over The Counter Bulletin Board ("OTCBB"). The control person(s) of each entity at the time of the transaction was identical. Such control persons of the LLC and C&M are Christopher Kern, President of C&M, Thomas Murphy, Lon Taylor and Isabel Weeks, each of whom owned in excess of 5% of Festive and currently own in excess of 5% of C&M, as follows: Christopher Kern, 65.09%; Thomas Murphy, 5.39%; Lon Taylor, 8.63%; and Isabel Weeks, 7.28%. Accordingly, these individuals as a group own (as of May 31, 2004) approximately 86.39% of all outstanding C&M shares. See "Principal Shareholders". Each of these person, with the exception of Isabel Weeks were promoters of both Festive and C&M.


We may refer to ourselves in this document as "the Company,", "C&M", "we," or "us." All references to our operations include Festive's operations. Our principal executive offices are located at 1175 Walt Whitman Road - Suite 100, Melville, New York 11747 and our telephone number at that address is 631-424-9009.

The Offering

The shares being offered for resale under this prospectus consist entirely of approximately 24% of the outstanding shares of our common stock held by the selling stockholders identified herein.

Shares of common stock offered by us:   None

Shares of common stock which may be sold by the selling stockholders: 874,906 Use of proceeds: We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors: The purchase of our common stock involves a high degree of risk. You should carefully review and consider "High Risk Factors".

Selling stockholders will sell at a fixed price of $.02 until our common shares are quoted on the Over-The-Counter Bulletin Board or other specified market and thereafter at prevailing market prices, or privately negotiated prices. See "Plan of Distribution."

Trading Market:   None



                                HIGH RISK FACTORS

You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

1. FESTIVE, WHICH WE RECENTLY (IN DECEMBER 2003) ACQUIRED, HAD INCURRED SIGNIFICANT LOSSES


Festive, a New York State Limited Liability Company formed in June 1999, incurred a net loss of $12,293 for calendar year ended December 31, 2002 and a further net loss of $17,249 from January 1, 2003 through December 17, 2003 (the date immediately preceding its merger into the Company). For calendar year ended December 31, 2003 C&M incurred a net loss of $20,322 and had a further net loss for quarter ended March 31, 2003 of $1,292. As of March 31, 2004, C&M had an Accumulated Deficit of $21,785. There can be no assurance that the Company will not incur further significant losses or that its operations will ever prove to be profitable. The Company has no established sources of revenue and our auditor's report states that we currently have no established sources of revenue and that "This condition raises substantial doubt about the Company's ability to continue as a going concern."


2. OUR BUSINESS INVOLVES THE PROVISION OF SEXUALLY EXPLICIT CONTENT, WHICH CAN CREATE NEGATIVE PUBLICITY, LAWSUITS AND BOYCOTTS

We are engaged in the business of providing adult-oriented, sexually explicit products worldwide. Many people regard our primary business as unwholesome. Various national and local governments, along with religious and children's advocacy groups, consistently propose and enact legislation to restrict the provision of, access to, and content of such entertainment. These groups also often file lawsuits against providers of adult entertainment, encourage boycotts against such providers and mount negative publicity campaigns.

The adult-oriented content of our websites may also subject us to obscenity or other legal claims by third parties. We may also be subject to claims based upon the content that is available on our websites through links to other sites and in jurisdictions that we have not previously distributed content in. Implementing measures to reduce our exposure to this liability may require us to take steps that would substantially limit the attractiveness of our websites and/or their availability in various geographic areas, which could negatively impact their ability to generate revenue.

In addition, some investors, investment banks, market makers, lenders and others in the investment community may refuse to participate in the market for our common stock, financings or other activities due to the nature of our primary business. These refusals may negatively impact the value of our Company and our opportunities to attract market support.

3. WE FACE ONLINE SECURITY BREACHES (SUCH AS CREDIT CARD THEFT) IN CONNECTION WITH OUR INTERNET BUSINESS WHICH MAY DETER SUBSCRIBERS FROM CONDUCTING TRANSACTIONS WITH US

Online security breaches could materially adversely affect our business. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. For example, the November 2001 security breach of the Playboy.com website that allowed a computer hacker to steal customers' credit card numbers could deter current and future subscribers from using or subscribing to our website. In offering online payment services, we will increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our consumers' transaction data leading to customer reluctance to provide information requested or necessary to conclude transactions . In addition, experienced programmers may attempt to steal proprietary information or cause interruptions in our services. To prevent such developments we may need to expend significant capital and other resources to protect against these problems but currently do not have the financial resources to do so.

4. CREDIT CARD COMPANY DISCLOSURE REQUIREMENTS FOR PERSONS INTERESTED IN ACCESSING ADULT ORIENTED MATERIAL MAY DISCOURAGE POTENTIAL CLIENTS AND MAKE IT MORE DIFFICULT TO GENERATE REVENUES FROM OUR WEBSITE

Credit card processing firms are not in the business of censure nor do they dictate what is regarded as adult oriented content. However, the effort to confirm the age and appropriateness of adult online content makes such adult content only accessible to adults and the use of certain disclaimers, qualifying information or a credit card is required to determine 1) if the person is of proper age; and 2) if they consent to viewing or receiving adult oriented content first before the website provider further makes such content available to the viewer. These requirements and disclosures may discourage potential clients from accessing websites of this nature.

Management of C&M has conducted an informal oral investigation into American Express and other credit card processing firms policies (and any implementation thereof) as relates to credit card processing for purchase of adult oriented content and has not found (or been the subject of) any policy which has been implemented to restrict processing of credit cards for online adult related content. Management is not aware of any American Express or other credit card issuer/processor, having instituted or planning to institute policies of not processing credit card charges for online, adult related content.

5. DEPENDENCE UPON SOLE OFFICER AND EMPLOYEE WITHOUT WHOSE SERVICES COMPANY BUSINESS OPERATIONS COULD CEASE AND NEED FOR ADDITIONAL PERSONNEL

Our sole director, chief executive officer and sole employee, Christopher Kern, is entirely responsible for the development and execution of our business and currently only devotes approximately 20% of his time to the Company's day-to-day operations. He is under no contractual obligation to remain employed by us, although he has no intent to leave. If he should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described herein. We will fail without Mr. Kern or an appropriate replacement(s). We intend to acquire key-man life insurance on the life of Mr. Kern naming us as the beneficiary. We have not yet procured such insurance and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel, including software development technical personnel.

Mr. Kern's current intentions are to remain with the Company regardless of whether he sells all or a substantial portion of his stockholdings in the Company. He and Internet Finance International Corporation (a firm wholly owned by Mr. Kern) are nevertheless offering an aggregate of approximately 10% or 251,500 shares of their 2,414,584 shares since otherwise sales by them would be restricted to 1% (or approximately 37,096 shares) of all outstanding Company shares every 3 months in accordance with Rule 144. As an officer/control person of the Company, Mr. Kern may not avail himself of the provisions of Rule 144(k) which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares providing he satisfies a 2 year holding period requirement.

6. INCREASED GOVERNMENT REGULATION IN THE UNITED STATES OR ABROAD COULD LIMIT OUR ABILITY TO DELIVER CONTENT AND EXPAND OUR BUSINESS.

New laws or regulations relating to the Internet, or more aggressive application of existing laws, could decrease the growth of our websites, prevent us from making our content available in various jurisdictions or otherwise have a material adverse effect on our business, financial condition and operating results. These new laws or regulations could relate to liability for information retrieved from or transmitted over the Internet, taxation, user privacy and other matters relating to our products and services. For example, the U.S. government has recently enacted laws regarding website privacy, copyrights and taxation. Moreover, the application to the Internet of other existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, employment and personal privacy is uncertain and developing.

7. LACK OF ADDITIONAL WORKING CAPITAL MAY CAUSE CURTAILMENT OF ANY EXPANSION PLANS WHILE RAISING OF CAPITAL THROUGH SALE OF EQUITY SECURITIES WOULD DILUTE EXISTING SHAREHOLDERS PERCENTAGE OF OWNERSHIP

We anticipate that our available capital resources will be adequate to fund our working capital requirements based upon our present and anticipated level of operations for the 12-month period commencing April 1, 2004. We may wish to expand our business activities through acquisitions of complementary or ancillary businesses , or otherwise in the next 12 months, which would require additional sources of funding. A shortage of capital would affect our ability to fund our working capital requirements or expand operations. If we require additional capital, funds may not be available on acceptable terms, or at all. In addition, if we raise additional capital through the sale of equity securities (or seek acquisition through security issuances), the issuance of these securities would dilute existing shareholders. If funds are not available, this could materially adversely affect our financial condition and results of operations by not allowing us to expand our business (although we have not, to date, identified or targeted any firms for acquisition).

8 UNRELATED BUSINESS ACTIVITIES OF OUR PART TIME MANAGEMENT COULD RESULT IN CONFLICTS OF INTEREST REGARDING TIME ALLOCATION TO DIFFERENT ACTIVITIES AS WELL AS ALLOCATION OF BUSINESS OPPORTUNITIES THEY MAY COME ACROSS

None of the Company's management is engaged by the Company on a full time basis. Accordingly, certain conflicts of interest may arise between the Company and its officer(s) and director(s) in that they have other business interests to which they devote their attention, and may be expected to continue to do so although management time must also be devoted to the business of the Company. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his fiduciary duties to the Company. See "Management". Currently we have only one officer and director and are in the process of seeking to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed to.

9. THERE IS CURRENTLY NO MARKET FOR OUR SECURITIES AND THERE CAN BE NO ASSURANCE THAT ANY MARKET WILL EVER DEVELOP OR THAT OUR COMMON STOCK WILL BE LISTED FOR TRADING

Prior to the date of this prospectus, there has not been any established trading market for our common stock and there is currently no market for our securities. We will seek to have a market maker file an application with the NASD on our behalf to list the shares of our common stock on the NASD OTC Bulletin Board ("OTCBB") or similar quotation service when we have a sufficient number of shareholders, if ever. There can be no assurance as to whether such market makers application will be accepted or, if accepted, the prices at which our common stock will trade if a trading market develops, of which there can be no assurance. We are not permitted to file such application on our own behalf. Until our common stock is fully distributed and an orderly market develops, (if ever) in our common stock, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of C&M and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock. Owing to the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. See "Any Market That Develops In Our Stock Will Be Subject To The Penny Stock Restrictions" hereinafter.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH HEREIN, AN INVESTMENT IN THE COMPANY'S SECURITIES IN ANY MARKET WHICH MAY DEVELOP IN THE FUTURE INVOLVES A HIGH DEGREE OF RISK.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 874,906 of our 3,709,570 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                              SELLING STOCKHOLDERS

All shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of May 10, 2004, and as adjusted to give effect to the sale of the shares offered hereunder.


                                                                     Amount To
                                                                     Be Owned
                                                          Shares     After       Relationship To
                                  5 Current Shares         Being     Offering     Castle & Morgan Or
Selling Security Holders         Owned Before Offering    Offered    Complete      Affiliates
------------------------         ---------------------   ---------- ----------  -------------------
  Christopher Kern                    1,010,000              51,500   958,500   President of Castle
                                                                                & Morgan Holdings,
                                                                                   Inc. ("C&M")

1 Internet Finance                    1,404,584             200,000 1,204,584   Wholly owned by
  International Corporation                                                     Christopher Kern,
                                                                                President of C&M

2 Thomas Murphy                         200,000              30,000   170,000   Greater than 5% Stockholder
  Lon Taylor                            320,000              48,000   272,000   Greater than 5% Stockholder
  Isabel Weeks                          270,000              40,500   229,500   Greater than 5% Stockholder
  Nick Dimtchev                          60,000              60,000     0       Stockholder Only

                                       6


  Jonathan Wood                          20,120              20,120     0       Stockholder Only
3 KJ Investments                         50,000              50,000     0       Stockholder Only
  David Wollmuth                         16,667              16,667     0       Stockholder Only
2 Joanne Murphy                          16,667              16,667     0       Stockholder Only
  Robyn Streisand                        18,333              18,333     0       Stockholder Only
4 Central Point Partners LLC             51,430              51,430     0       Stockholder Only
  Chris Amenita                          10,000              10,000     0       Stockholder Only
  Scott Yarbrough                        10,000              10,000     0       Stockholder Only
  Daniel Booz                            10,000              10,000     0       Stockholder Only
  Nicole Meola                           10,000              10,000     0       Stockholder Only
  Harry Peress                           10,000              10,000     0       Stockholder Only
  Marc DeGeorge                          10,000              10,000     0       Stockholder Only
  Tom Hroncioh                           10,000              10,000     0       Stockholder Only
  Craig Johnson                          10,000              10,000     0       Stockholder Only
  David Harris                           10,000              10,000     0       Stockholder Only
  Gary B. Wolff                         181,769             181,769     0       Castle & Morgan
                                                                                Holdings, Inc.
                                                                                counsel
                   Totals             3,709,570             874,986 2,834,664

--------------------------
1  A Corporation wholly owned by Christopher Kern, the Company's President.
2 Thomas Murphy is the adult son of Joanne Murphy. Mr. Murphy disclaims any beneficial interest in or control over those shares of Company common shares owned by his mother other than as may be attributed to him by Operation of Law.
3  A partnership comprised of Messrs. Mike Ball and Andrew Harrison.
4 A partnership comprised of Messrs. David H. Wollmuth, Rory M. Deutsch and William A. Maher.
5  All common stock par value $.0001 per share.

None of the Selling Security Holders are broker/dealers or affiliates of broker/dealers.

The following Selling Security Holders will be considered to be an underwriter for purposes of this offering: Christopher Kern, Internet Finance International Corp., Thomas Murphy, Lon Taylor and Isabel Weeks.

Selling stockholders will sell at a fixed price of $.02 until our common shares are quoted on the Over-The-Counter Bulletin Board or other specified market and thereafter at prevailing market prices, or privately negotiated prices.

                         DETERMINATION OF OFFERING PRICE


There is no established public market for the common equity being registered. As of December 31, 2003, the Company's liabilities exceeded its assets by $17,111 and its per share book value was -0-. Further, as of March 31, 2004 C&M's liabilities exceeded assets by $18,403. Accordingly, in determining the offering price, the Company has utilized the price of the most recent sales transaction whereby Internet Finance International Corporation, a firm wholly owned by Christopher Kern, the Company's President, purchased in July 2003, 1,360,000 shares from another company stockholder (Thomas Murphy) for cash consideration of $26,000 or approximately $.02 per share.

                                 DIVIDEND POLICY

We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our Board of Directors, in its discretion, may consider relevant.

                              MARKET FOR SECURITIES

There is no public market for our common stock and no public market may ever develop. While we will seek to obtain a market maker after the effective date of this prospectus to apply for the inclusion of our common stock in the OTCBB, we may not be successful in our efforts and owners of our common stock may not have a market in which to sell the same. Even if the common stock were quoted in a market, there may never be substantial activity in such market, if there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

There is no Castle & Morgan common equity subject to outstanding options or warrants to purchase or securities convertible into common equity of Castle & Morgan.

Castle & Morgan has agreed to register 874,906 of the 3,709,570 shares currently outstanding for sale by security holders.

                             SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data:
                                       As of                  As of
                                  December 31, 2003        March 31, 2003

Assets                              $    3,940               $   2,060
Liabilities                         $   21,051               $  20,463
Common Stock 3,709,500 shares       $      371               $     371
Additional Paid In Capital          $    3,011               $   3,011
Accumulated Deficit                 $  (20,493)              $ (21,785)
Total Stockholders' Deficit         $  (17,111)              $ (18,403)

                                     Year Ended             Year Ended
                                  December 31, 2003      December 31, 2002

Statement of Operations Data:

Net Sales                           $      973               $   1,774
Operating Expenses                  $   21,295               $  14,067
Net Loss                            $  (20,322)              $ (12,293)

Basic and Diluted Loss Per Share    $    (0.01)              $   (0.00)
Weighted Average Number of Shares
Outstanding                           3,534,275                3,534,275

                                     Quarter Ended           Quarter Ended
                                     March 31, 2004          March 31, 2003

Statement of Operations Data:

Net Sales                           $     -                  $     942
Operating Expenses                  $    1,292               $   1,589
Net Loss                            $   (1,292)              $    (647)

Basic and Diluted Loss Per Share    $    (0.00)              $   (0.00)
Weighted Average Number of Shares
Outstanding                           3,534,275                3,534,275




            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We were incorporated under the Laws of the State of Delaware in June 2003 and were inactive until December 18, 2003 at which time Festive World LLC (hereinafter "Festive"), a New York Limited Liability Company, was merged into us.

Overview

Since 1999, Festive has been engaged in operating an e-commerce website (www.festiveworld.com) currently selling videos on a *reseller basis to the general public with a focus toward adult oriented content. Visitors to our website can purchase a multitude of video selections focusing on adult oriented content in both VHS and DVD formats. When a visitor selects a movie to purchase, they are actually purchasing the video thru our wholesale partner TLA Video, through our privately branded website having the look and feel of festiveworld.com. The Company currently generates revenue solely through this source and earns commissions ranging between approximately 6% - 13% per movie sold.


During calendar year ended December 31, 2003 we incurred a net loss of ($20,322) as compared to a net loss of ($12,293) for calendar year ended December 31, 2002. During quarter ended March 31, 2004, C&M incurred a further net loss of $1,292.


* A "resale" is the ability of an entity that has not constructed a network of its own (Castle & Morgan) to offer to end users services located on a network built by another (TLA). In our instance, reselling by the Company on behalf of TLA Video is simply conducted online through the Company's website festiveworld.com which directs the purchaser to a private labeled website by TLA Video that takes the order, processes the customers' credit card and ships out the respective package, for which Castle & Morgan receives a commission.

Method Of Obtaining Visitor Traffic To Our Website
--------------------------------------------------

The method by which we obtain visitor traffic to our website is done in a three-fold manner: (1) by listing our website festiveworld.com in major search engines such as yahoo, google, webhound and others; (2) by subscribing to pay-per-search services such as Overture, whereby we pay for visitor traffic selecting specific keywords or topics and pay Overture a nominal charge on a per-visitor or per-click charge; and (3) we obtain traffic from the general public from public announcements and press releases.

Trends Towards Increased On-Line Internet Purchases
---------------------------------------------------

Current trends are showing increasing purchases being made on-line through a host of online venues, including large and small e-commerce companies commonly referred to as e-tailers. The rapid growth and public acceptance of the internet as a medium for convenient and price effective shopping has been increasing yearly as a factor of increasing broadband capacities of internet service providers, increasing security available on the internet, increased number of users utilizing the internet, and the wider array of choices available.

Increased Internet Competition And Uncertainties Related To Evolving Internet Market
--------------------------------------------------------------------------------

However, with this increased business and larger audience, the internet and the drive to increase revenues and capture a larger audience to sell to through the internet has created an environment of increasing competition. Many companies such as Amazon, eBay and others sell videos and a wide assortment of other products over the internet and have significantly more resources than our Company. The increased level of competition may require the Company to embrace significant marketing and advertising expenses in order to increase visitor traffic to our website so as to increase potential revenue.

Our Company is subject to the risks and uncertainties frequently encountered by companies in the new and rapidly evolving market for internet products and services. These risks include the failure to develop and extend the Company's brands, the non-acceptance or rejection of the Company's services and products by consumers, vendors, sponsors and/or advertisers and the inability to maintain and increase the levels of traffic on our online services.

Plan Of Operations

a.       General

The extent of our operations over the next twelve (12) months will be determined by public acceptance of our product and our ability to market same. While we cannot predict exactly what our level of activity will be over the next 12 months, past experience leads us to believe that available capital resources will be adequate to fund working capital requirements for the 12 month period commencing April 1, 2004.

We will attempt to not incur any cash obligations that we cannot satisfy with known resources, which are currently severely limited.

The Company does not believe that period-to-period comparisons of its operating results are necessarily meaningful nor should they be relied upon as reliable indicators of future performance, thus making it difficult to accurately forecast quarterly and annual revenues and results of operations. In addition, our operating results are likely to fluctuate significantly from quarter to quarter, and year-to-year, as a result of several factors, many of which are outside our control, and any of which could materially harm our business. These factors include:

        o fluctuations in the demand for advertising or electronic commerce;

        o the unpredictability of our success in any new revenue and cost reduction initiatives;

        o volatility in the media market is general and the high number of companies decreasing their marketing budgets;

        o changes in the level of traffic on our websites; and

        o fluctuations in marketing expenses and technology infrastructure costs.

Our revenues for the foreseeable future will remain primarily dependent on user traffic levels and advertising activity on our website(s). As aforesaid, future revenues are difficult to forecast. The Company may be unable to adjust spending quickly enough to offset any unexpected reduction in revenues in a particular quarter or year, which may materially adversely effect our business, financial condition and results of operations.

b.       The TLA Agreement
         -----------------

The Company's business model and how it generates revenue is as a reseller of TLA Video.

Revenue generation is accomplished by referring customers through our festiveworld.com website to purchase products from TLA Video's festiveworld affiliate e-commerce website that has the look and feel of festiveworld.com. For each customer that purchases a product from TLA Video via the festiveworld.com website, we earn a commission. The manner in which festiveworld acquires customers is through search engines and when deployed, pay-per-click advertising and/or banner advertising programs on other websites. For instance, when a person does a search on google.com, one of the world's leading search engines, for "festive videos" our website URL www.festiveworld.com appears as being one of the relevant selections for that search term. By clicking on the URL festiveworld.com - it directs the person to our website where they can select and purchase any one or several videos out of a large selection of adult, gay, lesbian and mainstream videos. If for instance, somebody purchases a video for $30.00 and our commission rate for that product is ten percent (10%), we would receive a commission of $3.00. Since we do not hold inventory, take possession, nor transact the actual credit card purchase, our revenues are solely based upon commission based revenue. For additional information regarding our agreement with TLA Video, see Business - General and the TLA Agreement filed as an Exhibit to this Registration Statement.

c.       Expansion Plans
         ----------------

We may wish to expand our business activities through acquisitions of complimentary or ancillary business(es) in order to attempt to compliment or "niche" of adult oriented material. Currently, our websites focus is geared towards videos and music ("Content") in order to offer and provide offering alternative content for the gay, lesbian and bi-sexual marketplace. Our expansion plans may include the partnering, licensing, acquiring, or merging with other companies that have access to Content, or are actively involved in facilitation of the sale, development, licensing, creation, or delivery of Content. While we may not be able to readily find companies of this nature as it relates to Content, we may seek alternatives outside the scope of this immediate focus in an attempt to increase shareholder value and to otherwise diversify the Company's business focus and potential for revenue or profits.

As heretofore indicated in Risk Factor 7, these plans, if implemented, would require additional sources of funds or sale of C&M equity securities (the latter of which would dilute existing shareholder interests). To date, we have not identified or targeted any firms for acquisitions or other forms of business combinations.


Current and Anticipated Expenses
--------------------------------

The Company has embarked upon an effort to become a public company and by doing so, has incurred and will continue to incur additional significant expenses for both legal, accounting and related services. Once the Company becomes a public entity, subject to the reporting requirements of the Exchange Act of '34, there will be ongoing expenses associated with the ongoing professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements as well as costs to be incurred for (i) increased marketing and advertising to support any growth in sales for the Company; (ii) increase in any website hosting or support fees to facilitate the increase in website and sales activities; and (iii) potential to hire additional personnel to manage and maintain the Company's operation and website. Current monthly expenses to run the Company, prior to our choosing to become a public company averaged $1,000. Since we have undertaken the process of audits and the filing of a registration statement, our average monthly expenses have increased to approximately $5,000 per month. Moving forward, and dependent upon the advertising, marketing and personnel that we choose to undertake, we anticipate that our monthly expenses can increase to $7,000 - $10,000 per month.

President's Compensation and Loans
-----------------------------------

Our President and sole officer and director has not received or accrued any compensation to date and has no written contract or any commitment to receive annual compensation. Mr. Kern has agreed to forego any salary until such time as C&M has sufficient revenues therefore and/or receives sufficient outside financing.

If, and when necessary, our President may advance funds to cover professional fees relating to this Registration Statement and such working capital as deemed necessary. These funds are not expected to exceed $100,000, will be evidenced by a non-interest bearing unsecured corporate note, and will be treated as loans to be repaid, if and when we have the financial resources to do so. Of the estimated $49,601 in offering expenses approximately $34,500 remains unpaid.


We expect to be able to continue our business operations over the next 12 months without outside funding, although, no assurance can be given that this will be the case in which event our President may loan funds to us as indicated directly above and hereinafter in subsection entitled "Liquidity" .


Results of Operations For Comparative Quarters Ended March 31, 2003 and
March 31, 2004
--------------------------------------------------------------------------------

Net sales for quarter ended March 31, 2004 decreased by 100% from the comparative quarter ended March 31, 2003 (from $942 to $0). Total operating expenses decreased by approximately 17% from $1,589 for the quarter ended March 31, 2003 to $1,292 for the quarter ended March 31, 2004. The primary reason for the decrease in operating expenses resulted from a decrease in depreciation and amortization expenses from $733 to $449. As a result of the above, net loss for the quarter ended March 31, 2004 increased by approximately 97% from ($647) to ($2,292).

Net sales have decreased (as indicated above) due to our being in a transition phase. The decrease in comparative revenues (from $942 to $0) is principally due to the Company narrowing its focus to only being an affiliate reseller of TLA Video. Due to the increased competition for the sale of videos, DVD's and the like over the Internet, coupled by the increasing costs of advertising and marketing, we were not able to promote and market our products (and website) at the same level and budget as during the previous quarter.



Results of Operations For Comparative Years Ended December 31, 2003
and December 31, 2002
--------------------------------------------------------------------------------

Net sales for year ended December 31, 2003 decreased by approximately 55% from the comparative year ended December 31, 2002 (from $1,774 to $973). Total operating expenses increased by approximately 151% from $14,067 for year ended December 31, 2002 to $21,295 for year ended December 31, 2003. The primary reason for increase in operating expenses resulted from an increase of approximately 197% in general and administrative expenses from $9,039 to $17,838. This increase is primarily attributed to legal and accounting expenses incurred during 2003 of $12,185 related to professional fees incurred regarding this document. As a result of the above, net loss for the year ended December 31, 2003 increased by approximately 165% from ($12,293) to ($20, 322).

Net sales have decreased (as indicated above) due to our being in a transition phase. The decrease in comparative revenues (from $1,774 to $973) is principally due to the Company narrowing its focus to only being an affiliate reseller of TLA Video. Due to the increased competition for the sale of videos, DVD's and the like over the Internet, coupled by the increasing costs of advertising and marketing, we were not able to promote and market our products (and website) at the same level and budget during the previous year.

Liquidity


As of May 31, 2004 we had $240 in cash.


We anticipate that our available capital resources will be adequate to fund our working capital requirements based upon our present level of operations for the 12-month period subsequent to April 1, 2004. However, unanticipated future events may cause us to seek additional working capital sooner. A shortage of capital would affect our ability to fund our working capital requirements. If we require additional capital, funds may not be available on acceptable terms, or at all. In addition, if we raise additional capital through the sale of equity securities, the issuance of these securities could dilute existing shareholders. If funds are not available, this could materially adversely affect our financial condition and results of operations.

We do not have any credit facilities or other commitments for debt or equity financing. No assurance can be given that financing, when needed, will be available. To date, we have not sought any funding source and have not authorized any person or entity to seek out funding on our behalf.

To meet commitments that are greater than 12 months in the future, we will have to operate our business in such a manner as to obtain public acceptance of and demand for our products. There does not currently appear to be any other viable source of long-term financing except that management may consider various sources of debt and/or equity financing if same can be obtained on terms deemed reasonable to management.


Absent available financing (and assuming revenues do not increase substantially from year ended December 31, 2003), our President will loan the Company monies as needed in the manner heretofore indicated herein in "Management's Discussion and Analysis Or Plan Of Operations - President Compensation and Loans". No formal written arrangements exists with respect to C&M's President committing to advance funds to C&M, however, he has orally agreed to do so in accordance with and in the manner indicated herein.


Further and in terms of the Company's liquidity, management (Mr. Kern) will continue to loan capital to the Company on an as needed basis until operations have been stabilized and positive cash flow has been achieved and/or financing from outsides sources is obtained to further sustain the Company's operations. Considering the Company's low cost of operation and low overhead, management is confident that it will have the available financial resources by revenues, financing and/or loans from Mr. Kern to continue with our operations.

In addition, the Company may, upon acceptance by any one of our vendors and/or service providers, make payment in the form of Company's securities so long as permissible under securities law. Lastly, increased sales activity may offset the needed working capital and reduce the need to adequately further fund working capital requirements.

Recent Accounting Pronouncements

No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on C&M's financial position or reported results of operations.

Note Regarding Forward-Looking Statements

Certain matters discussed in this prospectus are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," "estimate" or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this registration statement. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                    BUSINESS

Castle & Morgan Holdings, Inc. was incorporated under the name of Festiveworld Corp. in the State of Delaware on June 12, 2003, changed its name to its current name on December 11, 2003 and was inactive until December 18, 2003 when Festive World, LLC, a New York limited liability company ("Festive") was merged with and into Castle and Morgan Holdings, Inc. in a reverse merger. Festive has been engaged, since 1999, in operating an e-commerce website reselling videos to the general public, with a focus towards the adult oriented content, including content related to the gay & lesbian community (GL community). Festive's operations are now our operations. We are focused on providing a unique mix of video selections not commonly found in retail stores. We may refer to ourselves in this document as "the Company,", "C&M", "we," or "us." All references to our operations include Festive's operations. Our principal executive offices are located at 1175 Walt Whitman Road - Suite 100, Melville, New York 11747 and our telephone number at that address is 631-424-9009.

General

Our primary e-commerce website through which the Company generates sales and places orders is, www.FestiveWorld.com, and that site serves as the portal that resells videos provided by our distributor - TLA Video (i.e., our product distribution method for products sold by us is conducted through our sourcing vendor, TLA Video. Products sold through festiveworld.com are transactions whereby the order is directly placed through our private label website with TLA

Video, who then takes the responsibility of processing the credit card of the client in additional to fulfilling the customers order by any shipping means selected or conducted in the normal course of business. All of our business is transacted through our internet website festiveworld.com (a domain name and trademark owned by us).

We have established a reseller relationship with TLA video which provides us commissions on each sale that we generate. We only recognize our commission and not the entire sale as revenue. Our Agreement with TLA reduces our need for product inventory, order tracking, liability for returns and credit card allowances, as well as all related, shipping, handling, stocking and order processing. Basically, we place orders through a website that gets directed to TLA and TLA completes all ordering, fulfillments, packaging, shipping and credit card billing with them paying us a commission on each sale.

The TLA Agreement is a non-exclusive right to host and/or direct the traffic of festiveworld.com to a private labeled website managed by TLA that takes the clients' order and provides the Company with a commission, based upon price, promotion, genre and type of content, as well as commission schedule of TLA Video as determined by inventory, sales and current market demand. The Company has received commissions ranging between $20 - $200 (typically received every 2
- 3 months) based upon sales that are generated by the Company.

There are a number of video wholesalers that offer reseller and affiliate programs similar to TLA Video that we believe can quickly replace the services and relationship provided by TLA, if necessary. Some of these competitors include, but are not limited to, Columbia House, Amazon and Crown Video. While the loss of TLA will create limited downtime in reference to the Company's ability to resell products, we believe that we would be able to re-launch our website within a matter of 5 to 10 business days at an expense of $3,000 - $10,000 in programming and web development costs.

Castle & Morgan does not own any patents, franchises or concessions, nor does it have any royalty arrangements or labor contracts. However, the Company does own the trademark "festiveworld.com" in addition to having a non-exclusive resellers agreement with our video sourcing vendor TLA Video (as indicated above) which provides us the privilege to resell their videos on a commission basis. The Agreement with TLA Video has an open term until cancelled by either party. In the course of our operations and managing our website and reselling videos on behalf of our sourcing vendor, there are no governmental approvals or licenses that are required to operate such business.

Our Market
-----------

Management believes that despite the bursting of the Internet bubble, marketing on the Internet can be a viable way to generate revenues in our market niche. We believe that the group of consumers that has been the most active in utilizing the web is gays and lesbians. Simmons Market Research reported that over 51% of the gay community subscribed to an online service. The Simmons study also confirmed long held beliefs that the gay community had reached significantly higher income and education levels in comparison to the general population.

Based in part upon the Simmons study, we believe that with adequate marketing effort, both visits to and revenues of our web site can be increased.

Adult Oriented Film Distribution
---------------------------------

The adult oriented film distribution industry is highly fragmented. Distributors of adult oriented films and content include companies such as BRI (brivideo.com), Jill Kelly Productions (jillkellyproductions.com), New Frontier Media (newfrontiermedia.com), Private Media Group (privatemediagroup.com), Playboy (playboy.com), General Media (penthouse.com), Hustler (Vivid Video) and many smaller and lesser known firms. Many of these companies have resellers that distribute their videos as well as have other channels of distribution such as cable television, pay-per-view television, retail stores, etc.. While we will endeavor to expand our business and increase our market share, we will also seek acquisitions of similar firms in this highly fragmented industry.

Gay and Lesbian Oriented Websites
---------------------------------

There are many gay and lesbian oriented web sites. PlanetOut.com, Gay.com and GayWired.com. are but a few examples. We believe that these sites are positioning themselves as the one-stop-shop for the gay and lesbian community. One-stop-shop is geared towards the experience and usability that visitors or consumers experience when they go to a particular website such as gay.com. The website offers chat rooms to hold online conversations, news stories and proprietary content that have been developed in-house, a shopping experience that includes a wide array of products and services, private membership that offers a multitude of benefits such as shopping discounts, special member news and related information services and free promotional merchandise. These websites provide online shopping via associate partners, chat, news, advice, and some adult content. Associate partners, affiliates and resellers can be considered synonymous when it regards commerce via the internet. However, associate partners may also include other partners that participate in the cause and function of a company that is selling a product or service, with the "affiliate partner" being a search engine, or a sponsoring company, an advertiser, or an online destination that shares a reciprocal website link to drive traffic to the site. In the broader sense of an "associate partner" it is a person or company that is contributing to the sale of a product or service of another.

To date, only a select few firms can claim to have a major presence in the GL market space. The Company believes that its niche (adult oriented films and content) within a niche (gay & lesbian) business strategy will allow us to fill a wide gap in this market sector, generate a loyal audience, and build a lasting brand name, although no assurance can be given that such will occur.

Market Description
-------------------

According to a March 2001 Computer Economics study, the worldwide gay online population will reach 22.4 million by 2005.

We consider our target audience to be as follows:

Primary Audience - Gays and lesbians, ages 18-54, that center their lifestyles around artistic events and creative endeavors.

Secondary Audience - Gays and lesbians that have a general interest in the arts and attend art events (movies, exhibits, concerts, etc...) on occasion.

We will continue to design and add features to our web site with this target audience in mind.
Further, and in accordance with the Simmons Market Research Bureau and a Gay and Lesbian Market Study conducted in 2002, the results show:

       o 26 million Gay and Lesbian US Population (10% of the estimated 260 Million US Population)

       o  62% own a personal computer

       o  52% use and/or subscribe to an online service

       o  71% of G&L online users have made a credit card purchase online

       o twice as likely to have household income over $60,000 and over $250,000 than the general US population.

Competition
-----------

We face intense competition from other e-commerce firms, both targeted and generalized as well as from non-web based firms addressing the needs of GL and offering a wide variety of videos both over the internet and in publications targeted to the GL community. Many of the firms with which we will compete are substantially larger and possess substantially greater name recognition and financial resources than we do. We will compete primarily on the basis of developing a web site to serve the particular needs of our target market.

We believe our competitive advantages (if any) lie in our common upbeat name "festiveworld.com", the level of flexibility and timeliness that the Company can make decisions and changes in accordance with our industry, preferences of our customers and our low cost overhead and operations.

The Company does not rely upon a single large customer or a high concentration of a few customers. Rather, the Company serves and markets to the general public and relies upon a large number of individual (and sometimes repeat) customers to comprise its sales. While the Company does not have a strong reliance on any one or concentration of a few select customers, marketing to the consumer audience creates the need for advertising and marketing to the general public, which may require significant time and expense with no guaranteed return in sales or customers.

Employees
---------


As of May 31, 2004, our only employee was our President who currently serves on a part-time basis. We do not anticipate entering into any collective bargaining agreements.


Description of Property
-----------------------

Our Company currently maintains its executive offices at 1175 Walt Whitman Road, Suite 100, Melville, N.Y. 11747. These offices are provided to the Company by our President on a rent free month-to-month basis.

Litigation
----------

We are not party to any pending, or to our knowledge, threatened litigation of any type.

                         MERGER WITH FESTIVE WORLD, LLC

Upon C&M's formation, Festive World,LLC a New York limited liability company, was merged with and into C&M in a transaction where C&M was the surviving entity. The members of Festive World, LLC received an aggregate of 3,527,801 shares of our common stock on a pro-rata basis in the merger. The merger was effected without the vote of Festive World, LLC's members pursuant to a provision in its operating agreement which allowed Christopher Kern, as the managing member, to effect such merger without a membership vote. Accordingly, all of the members of Festive World, LLC may include their holding period of their membership interests in determining their holding period of their C&M stock for purposes of resale of their shares under the provisions of Rule 144(k) under the Securities Act of 1933, as amended, except that Rule 144(k) is not available to officers, directors, promoters and control persons of the Company and accordingly, Rule 144(k) is not available to Christopher Kern, Internet Finance International Corp., Thomas Murphy, Lon Taylor and Isabelle Weeks.

The merger was effectuated so that the surviving entity would be a corporation as opposed to an LLC with the intent that the corporation would thereafter seek to be a public company so as to enhance the liquidity of the securities owned by its investors by becoming subject to the reporting requirements of the 1934 Act and by seeking to have its common stock traded on the National Association of Securities Dealers Over The Counter Bulletin Board ("OTCBB"). The members of the LLC received one share of Company common stock for each LLC unit held by them. Accordingly, their percentage of ownership in the LLC (immediately preceding the merger) was identical to their percentage of ownership in the Company immediately subsequent to the merger. The control person(s) of each entity at the time of the transaction was identical.

          Directors, Executive Officers, Promoters and Control Persons

Our management consists of:


Name                       Age      Titles

Christopher Kern           36       Sole Director, President, Chief Executive
                                    Officer and  Chairman

Christopher Kern: Mr. Kern has been a professional entrepreneur, business owner and corporate financial advisor and consultant to a wide variety of companies since graduating from the State University of New York at Buffalo in 1991 with a B.S.B.A Degree with a dual major in Management Information Systems and Finance.

Mr. Kern has held positions with investment banking and financial service firms such as Fisher Francis Trees & Watts/Charter Atlantic (1994-1995), New York, New York, serving as Assistant to the Controller, Compliance Officer; Lehman Brothers (1995-1996), New York, New York, as a Consultant in Investment Banking Group and Support Services; Lightning Internet Services, LLC (1996-2001), Mineola, New York, serving as Vice President and Chief Financial Officer; Internet Finance International Corp (1992-Current), Melville, New York as Chief Executive Officer, President and Founder; and Maximum Ventures, Inc. (2001-Present), Melville, New York, where Mr. Kern serves as President, CFO and Director of Corporate Finance. The latter two firms primarily serve small-medium sized public and private business in technology, software, manufacturing, healthcare and biotechnology sectors by facilitating corporate finance transactions, merger and acquisitions, corporate investor relations and business strategy.

Mr. Kern currently devotes approximately 20% of his time to the Company's day-to-day business activities and intends to devote such time to Company activities as is reasonable and necessary for the foreseeable future.

Committees of the Board of Directors

Mr. Kern is currently our only director. Concurrent with having sufficient members and resources, the board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

All directors will be reimbursed by C&M for any expenses incurred in attending directors' meetings provided that C&M has the resources to pay these fees. C&M will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Stock Option Plan

Pursuant to February 2, 2004 Board of Director's approval and subsequent stockholder approval, C&M adopted its 2004 1Non-Statutory Stock Option Plan (the "Plan") whereby it reserved for issuance up to 1,000,000 shares of its common stock. The Company intends to file a Registration Statement on Form S-8 so as to register those 1,000,000 shares of common stock underlying the aforesaid options, once it is eligible to do so, i.e., once the Company is subject to the 1934 Act Reporting Requirements and has filed all required reports during the preceding 12 months or such shorter period of time as required.

--------
1 Non-Statutory Stock Options do not meet certain requirements of the Internal Revenue Service as opposed to Incentive Stock Options which meet the requirements of Section 422 of the Internal Revenue Code.

Management has not issued any of the aforesaid options, but may do so in the future to those persons whom it considers to be important to its business activities.

As described, the Board of Directors, on February 2, 2004, adopted the Plan so as to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of the Company and its subsidiaries, if any. The Board of Directors believes that the Company's policy of granting stock options to such persons will continue to provide it with a critical advantage in attracting and retaining qualified candidates. In addition, the Plan is intended to provide the Company with maximum flexibility to compensate plan participants. It is expected that such flexibility will be an integral part of the Company's policy to encourage employees, non-employee directors, consultants, attorneys and advisors to focus on the long-term growth of stockholder value. The board of directors believes that important advantages to the Company are gained by an option program such as the Plan which includes incentives for motivating employees of the Company, while at the same time promoting a closer identity of interest between employees, non-employee directors, consultants, attorneys and advisors on the one hand, and the stockholders on the other.

The principal terms of the Plan are summarized below, however it is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Plan filed as an exhibit to this Registration Statement.

Summary Description of the C&M 2004 Non-Statutory Stock Option Plan

The purpose of the Plan is to provide directors, officers and employees of, consultants, attorneys and advisors to the Company and its subsidiaries, if any, with additional incentives by increasing their ownership interest in the Company. Directors, officers and other employees of the Company and its subsidiaries, if any, are eligible to participate in the Plan. Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by the Company and to consultants, attorneys and advisors to the Company providing valuable services to the Company. In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to the Company and/or its subsidiaries, if any, are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. The Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended.

The board of directors of the Company or a compensation committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period. Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and
(c) if such termination is for cause (as determined by the board of directors and/or compensation committee), such options shall terminate immediately. Unless otherwise determined by the board of directors or compensation committee, the exercise price per share of common stock subject to an option shall be equal to no less than 10% of the fair market value of the common stock on the date such option is granted. No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

The Plan may be amended, altered, suspended, discontinued or terminated by the board of directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would:

       o decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan, or

       o extend the NSO period, or

       o materially increase the benefits accruing to Plan participants, or

       o materially modify Plan participation eligibility requirements, or

       o extend the expiration date of the Plan.

Unless otherwise indicated the Plan will remain in effect until terminated by the board of directors.

Executive Compensation

Mr. Kern, our sole officer and director, has not received or accrued any compensation to date and has no written contract or any commitment to receive annual compensation. Mr. Kern has agreed to forego any salary until such time as C&M has sufficient revenues therefore and/or receives sufficient outside financing.

                             PRINCIPAL SHAREHOLDERS


As of May 31, 2004, we had 3,709,570 shares of common stock outstanding which are held by 22 shareholders. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or to claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of May 31, 2004; of all directors and executive officers of the Company; and of our directors and officers as a group.

                                                              Percent of Class
Name and Address of Beneficial Owner 1    Number of Shares  Beneficially Owned 2
----------------------------------------  ----------------  -------------------
Christopher Kern                             2,414,5843           65.09%
Thomas Murphy                                  200,0004            5.39%
Lon Taylor                                     320,000             8.63%
Isabel Weeks                                   270,000             7.28%
Officers and Directors as a group (1
person)                                      2,414,584            65.09%

------------------------------------
1    Unless otherwise indicated, the addresses for each person listed above are:
1175 Walt Whitman Road, Suite 100, Melville, New York 11747 (our office).
2    Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.
3    Includes 1,404,584 shares owned by Internet Finance International
Corporation, a firm wholly owned by the Company's President.
4    Does not include an additional 16,667 shares of Company common stock owned by Mr. Murphy's mother in that Mr. Murphy disclaims any beneficial interest in or control over those shares owned by his mother other than that which may be attributed to him by operation of law.

                              CERTAIN TRANSACTIONS

Upon our completion of the acquisition of Festive in December 2003, we issued 1,010,000 shares of our common stock to Christopher Kern, our sole director; 1,404,584 shares of our common stock to Internet Finance International Corporation; 200,000 shares of our common stock to Thomas Murphy; 320,000 shares of our common stock to Lon Taylor; and 270,000 shares of our common stock to Isabelle Weeks in exchange for each of such person's interests in Festive. The balance of 17 persons who held interest in Festive (See Selling Stockholders) were each issued shares of our common stock equal to their interests in Festive so that upon completion of the exchange of Festive interests for our common stock, an aggregate of 3,709,570 shares of our common stock were issued and outstanding. These shares include 181,769 shares of our common stock which were issued directly by us to our counsel subsequent to the merger as per agreement entered into pre-merger. The certificates issued to these stockholders bear a restrictive legend, and stop transfer instructions are noted on our record. No underwriter participated in the foregoing transaction, and no underwriting discounts or commissions were paid to anyone.

The sole promoters of Festiveworld LLC, (the New York Limited Liability Company which was merged into the Company in December 2003) and the Company were Christopher Kern, Thomas Murphy and Lon Taylor.

As of December 31, 2003, two of the Issuer's principal stockholders have loaned Festive World LLC monies payable on demand and bearing no interest as follows:
(i) Internet Finance International Corporation, $11,000; and (ii) Isabelle Weeks, $2,604. These loans remain outstanding.

Our Company currently maintains its executive offices at 1175 Walt Whitman Road, Suite 100, Melville, N.Y. 11747. See "Description of Property".

                          DESCRIPTION OF CAPITAL STOCK

Introduction
------------

We are authorized to issue 25,000,000 shares of common stock and 1,000,000 shares of preferred stock, each with a par value of $.0001 per share.

Preferred Stock
---------------

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences to be determined from time to time by our Board of Directors. No shares of preferred stock have been designated, issued or are outstanding. However, the authorization in our certificate of incorporation results in our board of directors being empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.

Among other rights, our Board of Directors may determine, without further vote or action by our stockholders:

        o the number of shares and the designation of the series;

        o whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

        o whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

        o whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

        o whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

        o the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 25,000,000 shares of common stock There are 3,709,570 shares of our common stock issued and outstanding at May 31, 2004, which shares are held by twenty one shareholders. The holders of our common stock:

        o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

        o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

        o do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

        o are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of C&M, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if:

        o the transaction is approved by the board of directors before the time the interested stockholder attained that status;

        o upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

        o at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

As a Delaware corporation, we are subject to the Delaware Revised Statutes ("DRS" or "Delaware law"). Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights. Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

        o listed on a national securities exchange,

        o included in the national market system by the National Association of Securities Dealers, or

        o held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the Articles of Incorporation (our Certificate of Incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

        o the articles of incorporation, and all amendments thereto,

        o bylaws and all amendments thereto; and

        o a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The Transfer Agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004, telephone number 212-509-4000.

                              PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

        o on any market that might develop;

        o in transactions other than market transactions;

        o by pledge to secure debts or other obligations;

        o (if a market should develop) in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

        o 5 purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

        o in a combination of any of the above.

--------------------------------
5 If any of the selling shareholders enter into an agreement after the effectiveness of this registration statement to sell all or a portion of their shares in Castle & Morgan Holdings, Inc. to a broker-dealer as principal and the broker-dealer is acting as underwriter, Castle & Morgan Holdings, Inc. will file a post-effective amendment to this registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in this registration statement as required and filing the agreement as an exhibit to this registration statement.


Each of the selling stockholders will sell at a fixed price of $.02 per share until our common shares are quoted on the Over-The-Counter Bulletin Board or other specified market and thereafter at prevailing market prices, or privately negotiated prices.


In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.

Affiliates and/or promoters of C&M who are offering their shares for re-sale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed "underwriters" of the offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We will pay all expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling stockholders.

Limitations Imposed by Regulation M
-----------------------------------

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this Prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this Prospectus or any related prospectus supplement.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Gary B. Wolff, P.C., 805 Third Avenue, New York, New York 10022. Gary B. Wolff, President and sole stockholder of Gary B. Wolff, PC. Owns 181,769 shares of Company common stock.

                                     EXPERTS

The financial statements of C&M as of December 31, 2003 and for period from December 18, 2003 to December 31, 2003, and the financial statements of Festive World LLC as of December 17, 2003 and December 31, 2002 and for the period from January 1, 2003 to December 17, 2003 and the year ended December 31, 2002 included in this prospectus have been audited by Sherb & Co, LLP independent auditors and have been so included in reliance upon the report of Sherb & Co, LLP given on the authority of such firm as experts in accounting and auditing.


                          UNAUDITED INTERIM STATEMENTS

         The information for the interim period ended March 31, 2004 is unaudited, however, it includes all adjustments considered necessary for a fair presentation of the results.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, C&M will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N. W., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov." You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:


Castle & Morgan Holdings, Inc.
1175 Walt Whitman Road - Suite 100
Melville, NY 11747
631-424-9009

                         CASTLE & MORGAN HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                      INDEX



                                                             Page Number

INDEPENDENT AUDITORS' REPORT                                      F-1

FINANCIAL STATEMENTS:

Balance Sheet at December 31, 2003                                F-2

Statement of Operations for the years ended
December 31, 2003 and 2002                                        F-3

Statement of Stockholders' Deficit for the years ended
December 31, 2003 and 2002                                        F-4

Statement of Cash Flows for the years ended
December 31, 2003 and 2002                                        F-5

Notes to Financial Statements                                 F-6 to F-10

Balance Sheet at March 31, 2004 (unaudited)                       F-11

Statement of Operations for the three months ended
March 31, 2004 and 2003 (unaudited)                               F-12

Statement of Cash Flows for the three months ended
March 31, 2004 and 2003 (unaudited)                               F-13

Notes to Financial Statements (unaudited)                         F-14

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders
Castle & Morgan Holdings, Inc.
Melville, New York


We have audited the accompanying balance sheet of Castle & Morgan Holdings, Inc. as of December 31, 2003 and the related statements of operations, stockholder' deficit and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express and opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, the financial position of Castle & Morgan Holdings, Inc. as of December 31, 2003 and the results of its operations, stockholders' equity and its cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Castle & Morgan Holdings, Inc. will continue as a going concern. As discussed in Note 2(a) to the financial statements, the Company has negative working capital of $19,046 and a stockholders' deficit of $17,111 and has incurred operating losses which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2(a). The financial statements do not include adjustments that might result from the outcome of this uncertainty.



                                               /s/ Sherb & Co. LLP
                                                   ----------------------------
                                                   Certified Public Accountants

New York, New York
February 2, 2004

                         CASTLE & MORGAN HOLDINGS, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 2003

                                     ASSETS

Current assets:
 Cash and cash equivalents                              $   1,668
 Accounts receivable                                          337
                                                         ----------
        Total current assets                                2,005

Equipment, net of accumulated depreciation of $14             479

Intangible assets, net of accumulated amortization
 of $30                                                     1,456
                                                         ----------
                                                        $   3,940
                                                         ==========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Accounts payable                                       $   7,447
 Loans payable - shareholders                              13,604
                                                         --------
        Total current liabilities                          21,051

Stockholders' deficit:
 Preferred stock, $.0001 par value,
  1,000,000 shares authorized; 0 shares
  issued and outstanding                                     -
 Common stock, $.0001 par value, 25,000,000
  shares authorized; 3,709,570 shares issued
  and outstanding                                             371
 Additional paid-in-capital                                 3,011
 Accumulated deficit                                      (20,493)
                                                         ---------
        Total stockholders' deficit                       (17,111)
                                                         ---------
                                                        $   3,940
                                                         ==========

                       See notes to financial statements.

                         CASTLE & MORGAN HOLDINGS, INC.

                            STATEMENTS OF OPERATIONS






                                                   Year ended
                                          December 31, 2003    December 31, 2002
                                          -----------------    -----------------

Net sales                                 $       973          $        1,774
                                            ----------            ------------

Operating expenses:
 General and administrative                    17,838                   9,039
 Depreciation and amortization                  3,457                   5,028
                                            ----------            ------------
Total operating expenses                       21,295                  14,067
                                            ----------            ------------
Net loss                                  $   (20,322)         $      (12,293)
                                            ==========            ============


Net loss per share - basic and diluted:   $     (0.01)         $        (0.00)
                                            ==========            ============
Weighted average common shares outstanding
basic and diluted                           3,534,275               3,534,275
                                            ==========            ============








                       See notes to financial statements.

                         CASTLE & MORGAN HOLDINGS, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                 FROM JANUARY 1, 2003 THROUGH DECEMBER 31, 2003




                                        Common Stock
                                   ---------------------      Additional        Subsidiary       Accumulated
                                     Shares       Amount     Paid-in Capital      Capital          Deficit        Total
                                   -----------   -------    -----------------   ---------------  ----------     ---------
Balance at January 1, 2003               -       $   -       $     -           $  (28,184)      $   -          $  (28,184)

Units issued for services                -           -             -                1,675           -               1,675

Net deferred compensation                -           -             -               (1,396)          -              (1,396)

Net loss                                 -           -             -              (12,293)          -             (12,293)
                                    ---------     -------     ------------      -----------      --------       ----------
Balances at December 31, 2002            -           -             -              (40,198)                        (40,198)

Contributions                            -           -             -               38,984           -              38,984

Reduction of deferred compensation       -           -             -                1,396           -               1,396

Recapitalization of company         3,527,801        353           -                 (182)          (171)            -

Common stock issued for services      181,769         18          3,011              -              -               3,029

Net loss                                 -           -             -                 -           (20,322)         (20,322)
                                    ---------     -------     ------------      -----------      --------       ----------
Balances at December 31, 2003       3,709,570    $   371     $    3,011        $     -          $(20,493)     $   (17,111)
                                    =========     =======     ============      ===========      ========       ==========





                       See notes to financial statements.

                         CASTLE & MORGAN HOLDINGS, INC.

                            STATEMENTS OF CASH FLOWS




                                                        Year ended
                                          December 31, 2003    December 31, 2002
                                          -----------------    -----------------
Cash flows from operating activities:
 Net loss                                 $   (20,322)         $      (12,293)
                                           ------------         --------------
 Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization                 3,457                   5,028
  Stock issued for services                     3,029                    -
 Changes in operating assets and liabilities:
  Accounts receivable                            -                       (337)
  Increase in accounts payable                  2,562                   4,051
                                           ------------         --------------
      Total adjustments                         9,048                   8,742
                                           ------------         --------------
 Net cash used in operating activities        (11,274)                 (3,551)
                                           ------------         --------------

Cash flows from investing activities:
 Purchase of intangibles                         -                       (998)
                                           ------------         --------------
Net cash used in investing activities            -                       (998)
                                           ------------         --------------

Cash flows from financing activities:
 Loans from stockholders/members               11,000                   1,020
 Paydown of stockholder/member loan              (100)                   -
 Capital contribution                           1,000                    -
                                           ------------         --------------
Net cash provided by financing activities      11,900                   1,020
                                           ------------         --------------

Net increase (decrease) in cash and
 cash equivalents                                 626                  (3,529)
  Cash at beginning of year                     1,042                   4,571
                                           ------------         --------------
  Cash and cash equivalents at end
   of year                                $     1,668          $        1,042
                                           ============         ==============

Supplemental cash flow information: Cash paid during the year for:

  Interest                                $      -             $         -
                                           ============         ==============
  Income taxes                            $      -             $         -
                                           ============         ==============



                       See notes to financial statements.

                         CASTLE & MORGAN HOLDINGS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
 -------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS

         On June 12, 2003 Festiveworld Corp. ("Corp.") was incorporated under the laws of the State of Delaware. On December 11, 2003 Corp. amended its articles of incorporation to change the name of the company to Castle & Morgan Holdings, Inc. ("Castle" or the "Company").

         On December 26, 2003, effective December 18, 2003, the Company merged with Festive World LLC ("Festive") a New York State Limited Liability Company. The holders of Festive received 3,527,801 shares of the Company's common stock or 100% of the outstanding shares in the merger.


         The acquisition of Festive World LLC by Castle & Morgan Holdings, Inc. has been accounted for as a reverse acquisition for financial accounting purposes. The reverse merger is deemed a capital transaction and the net assets of Festive (the accounting acquirer) are carried forward to Castle (the legal acquirer and the reporting entity) at their carrying value before the combination. The acquisition process utilizes the capital structure of Castle and the assets and liabilities of Festive are recorded at historical cost. Since the Company had no operations prior to the reverse merger the financials statements of Festive and the Company are being combined for the period from January 1, 2003 through December 31, 2003. In these financial statements, Festive is the operating entity for financial reporting purposes and the financial statements for all periods presented represent Festive's financial position and results of operations. The equity of Castle is the historical of Festive retroactively restated to reflect the number of shares issued in the transaction.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Basis of Presentation - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, at December 31, 2003, the Company had negative working capital in the amount of $19,046 and a stockholders' deficit of $17,111. The continued existence of the Company is dependent upon the Company's ability to generate positive revenue from the trading of securities or to seek additional financing.

There are no assurances that the Company can develop sources of revenues or obtain additional financing that may be required. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

         B. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         C. Cash and Cash Equivalents - The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

         D. Loss Per Common Share - Net loss per common share is based on the weighted average number of shares outstanding.

         E. Income Taxes - The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         F. Revenue Recognition - The Company follows the guidelines of SEC Staff Accounting Bulletin No., 101 "Revenue Recognition in Financial Statements". The Company receives commissions on sales it generates on reselling videos provided by a distributor. Commissions are recognized after revenues from direct sales of products to end-users are recorded; which is when the products are shipped, collection of the purchase price is probable and the distributor has no significant further obligations to the customer.

         G. Equipment - Equipment, consisting of hardware, is stated at cost. Depreciation is computed on a straight-line basis for financial reporting purposes over five years. Depreciation expense for the period from December 18, 2003 to December 31, 2003 was $14.

         H. Impairment of Long Lived Assets - The Company reviews long-lived assets to assess recoverability from future operations using undiscounted cash flows. When necessary, charges for impairments of long-lived assets are recorded for the amount by which the present value of future cash flows exceeds the carrying value of these assets. The Company believes that the balance of long-lived assets in the accompanying consolidated balance sheet is appropriately valued.

         I. Fair Value of Financial Instruments - The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and loans payable - shareholders. As of December 31, 2003, the fair value of these instruments approximated their financial statement carrying amount.

         J. Intangible Assets - Intangible assets, consisting of domain names, software, database development and website development are stated at cost and are being amortized using the straight line method over the estimated useful lives of the respective assets of three to five years. Amortization expense for the period from December 18, 2003 to December 31, 2003 was $30.

         F. Impact of New Accounting Standards -

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement 13, and Technical Corrections ("SFAS 145"). For most companies, SFAS 145 requires gains and losses from the extinguishment of debt to be classified as a component of income or loss from continuing operations. Prior to the issuance of SFAS 145, early debt extinguishments were required to be recognized as extraordinary items. SFAS 145 amended other previously issued statements and made numerous technical corrections. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The adoption of this standard has had no impact on the Company.

         The FASB recently issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 nullifies the Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS 146 requires that a liability associated with an exit or disposal activity be recognized when the liability is incurred while EITF Issue No. 94-3 recognized such liability at such time that an entity committed to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002 with early application encouraged. The adoption of this standard has had no impact on the Company.

         On October 1, 2002, the FASB issued SFAS 147, which applies to all acquisitions of a financial institution except those between two or more mutual enterprises, which is being addressed in a separate project. SFAS 147 did not have any impact on the Company.

         On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation--Transition and disclosure, which amends SFAS No. 123, Accounting for Stock Based Compensation. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. (Under the fair value based method, compensation cost for stock options is measured when options are issued.) In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities.

         This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard has had no impact on the Company.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2002. The Company has no obligations regarding Interpretation No. 45.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities." Interpretation 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. The Company holds no interest in variable interest entities.

3. LOANS PAYABLE - SHAREHOLDERS

         Loans payable to shareholders bear no interest and are payable on demand.

4. STOCKHOLDERS' DEFICIT

         The Company's certificate of incorporation authorizes the issuance of 25,000,000 shares of common stock, par value $.0001 and 1,000,000 shares of preferred stock, par value $.0001, with designations, rights and preferences determined from time to time by its board of directors. Accordingly, the Company's board of directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. At December 31, 2002, the Company had no shares of preferred stock issued and outstanding.

5. STOCK COMPENSATION

         On December 19, 2003, the Company issued an aggregate of 181,769 shares of common stock in consideration of services rendered to the Company. Such shares were valued at an aggregate of $3,029, representing the fair value of the shares issued. The issuances were recorded as stock based compensation expense.

                         CASTLE & MORGAN HOLDINGS, INC.

                                  BALANCE SHEET

                                 MARCH 31, 2004

                                  (Unaudited)

                                     ASSETS

Current assets:
 Cash and cash equivalents                                 $   267
 Accounts receivable                                           337
                                                            -------
    Total current assets                                       604

Equipment, net of accumulated
 depreciation of $96                                           397

Intangible assets, net of accumulated
 amortization of $427                                        1,059
                                                            -------
                                                           $ 2,060
                                                            =======

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Accounts payable                                          $ 6,859
 Loans payable - shareholders                               13,604
                                                            -------
    Total current liabilities                               20,463

Stockholders' deficit:
 Preferred stock, $.0001 par value,
  1,000,000 shares authorized; 0 shares
  issued and outstanding                                      -
 Common stock, $.0001 par value, 25,000,000
  shares authorized; 3,709,570 shares issued
  and outstanding                                              371
 Additional paid-in-capital                                  3,011
 Accumulated deficit                                       (21,785)
                                                            -------
    Total stockholders' deficit                            (18,403)
                                                            -------
                                                           $ 2,060
                                                            =======




                       See notes to financial statements.

                         CASTLE & MORGAN HOLDINGS, INC.

                            STATEMENTS OF OPERATIONS

                                  (Unaudited)



                                                   Three months ended
                                             ----------------------------------
                                             March 31, 2004      March 31, 2003
                                             --------------      --------------

Net sales                                   $       -           $       942
                                             --------------      --------------

Operating expenses:
 General and administrative                         813                 856
 Depreciation and amortization                      479                 733
                                             --------------      --------------

Total operating expenses                          1,292               1,589
                                             --------------      --------------

Net loss                                    $    (1,292)        $      (647)
                                             ==============      ==============

Net loss per share - basic and diluted:     $     (0.00)        $     (0.00)
                                             ==============      ==============

Weighted average common shares outstanding
     basic and diluted                         3,534,275           3,534,275
                                             ==============      ==============







                       See notes to financial statements.

                         CASTLE & MORGAN HOLDINGS, INC.

                            STATEMENTS OF CASH FLOWS

                                  (Unaudited)



                                                   Three months ended
                                             ----------------------------------
                                             March 31, 2004      March 31, 2003
                                             --------------      --------------
Cash flows from operating activities:
 Net loss                                    $     (1,292)       $      (647)
                                              ------------        -----------
 Adjustments to reconcile net loss to
  net cash provided by/(used in)
  operating activities:
  Depreciation and amortization                       479                732
 Changes in operating assets and
  liabilities:
  Decrease in accounts payable                       (588)            (1,502)
                                              ------------        -----------
 Total adjustments                                   (109)              (770)
                                              ------------        -----------
Net cash used in operating activities              (1,401)            (1,417)
                                              ------------        -----------

Cash flows from financing activities:
 Capital contribution                                -                 1,000
                                              ------------        -----------
Net cash provided by financing activities            -                 1,000
                                              ------------        -----------

Net decrease in cash and cash equivalents          (1,401)              (417)
Cash at beginning of year                           1,668              1,042
                                              ------------        -----------
Cash and cash equivalents at end of period    $       267         $      625
                                              ============        ===========

Supplemental cash flow information:
 Cash paid during the year for:
  Interest                                    $      -            $     -
                                              ============        ===========
  Income taxes                                $      -            $     -
                                              ============        ===========



                       See notes to financial statements.
                                        F-13

                         CASTLE & MORGAN HOLDINGS, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS



1. BASIS OF PRESENTATION

          The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures required for annual financial statements have been condensed or omitted. The Company's management believes that all adjustments necessary to present fairly the Company's financial position as of March 31, 2004 and the results of operations and cash flows for the three month period ended March 31, 2004 and 2003 have been included and that the disclosures are adequate to make the information presented not misleading.

                                TABLE OF CONTENTS


HIGH RISK FACTORS.....................................................2

USE OF PROCEEDS.......................................................5

SELLING STOCKHOLDERS..................................................5

DIVIDEND POLICY.......................................................7

MARKET FOR SECURITIES.................................................7

SELECTED FINANCIAL DATA...............................................7

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.............8

MERGER WITH FESTIVE WORLD, LLC.......................................17


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.........18

CERTAIN TRANSACTIONS.................................................22

DESCRIPTION OF CAPITAL STOCK.........................................22

PLAN OF DISTRIBUTION.................................................26

LEGAL MATTERS........................................................28

EXPERTS..............................................................28

WHERE YOU CAN FIND MORE INFORMATION..................................28

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

Until ________ , 2004 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

874,906 Shares
Castle & Morgan Holdings, Inc.
Common Stock
PROSPECTUS
June  , 2004
                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24..INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:


SEC Registration fee                                      $       1.00
NASD Filing Fee                                           $     100.00
*Accounting fees and expenses                             $  15,000
*Legal fees and expenses                                  $  22,500
*Transfer Agent fees                                      $   3,500.00
*Blue Sky fees and expenses                               $   3,500.00
*Miscellaneous expenses                                   $   5,000.00
                                                           -----------

Total                                                     $  49,601.00

* Indicates expenses that have been estimated for filing purposes.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since its inception on June 12, 2003, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

1. On December 26, 2003, effective December 18, 2003, the Registrant issued 3,527,801 shares of common stock in exchange for membership interests in Festive World, LLC pursuant to a merger agreement that was permitted pursuant to a provision in Festive World's operating agreement which allowed its managing member (Christopher Kern) to enter into such agreement without shareholder consent. Such transaction with Registrant was negotiated in face-to-face discussions between the Registrant and Festive World, LLC. Registrant provided Festive World with business and financial information. Festive World had the opportunity to ask questions of and receive answers from the executive officer of Registrant and Festive World was provided with access to Registrant's documents and records in order to verify the information provided. Because of sophistication, education, business acumen, financial resources and position, the managing member of Festive World had an equal bargaining position in its dealings with Registrant. Festive World confirmed in writing that the securities were being acquired for investment and that the certificates evidencing the securities would bear a restrictive legend; such certificates do bear a
         restrictive legend.   No underwriter participated in the foregoing
         transactions, and no underwriting discounts or commissions were paid. This merger transaction may be considered to be a statutory merger.

         The membership interests in Festive World, LLC were sold by it in 1999 in an offering to investors pursuant to Rule 506 of Regulation D under the Act and all of the investors therein made representations in their respective written Subscription Agreements as to their investment intent and all of the certificates representing membership interests contained a restrictive legend regarding their transferability under the Securities Act of 1933, as amended. There was no general solicitation or general advertising. Additionally, each purchaser who was not an accredited investor either alone or with his purchaser representative(s), if any, represented that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment, and the Issuer had grounds to reasonably believe immediately prior to making any sale that such purchaser comes within this description.

2. In October 2003, Festive World, LLC retained Gary B. Wolff, P.C. as its counsel in connection with its merger with and into the Registrant and for the purpose of filing this registration statement. A portion of the legal fees consisted of 181,769 shares of the Registrant's common stock issued to Gary B. Wolff, P.C. on December 19, 2003.

The preceding issuances and sales of securities were affected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS.

*3.1 Certificate of Incorporation and Certificate of Amendment to Certificate of Incorporation

*3.2     (a) Agreement and Plan of Merger between the Registrant and Festive
             World, LLC.

         (b) Certificate of Merger of Festive World LLC and Castle & Morgan Holdings, Inc. into Castle & Morgan Holdings, Inc. Under Section 904(a) of the Business Corporation Law

         (c) State of Delaware Certificate of Merger of Domestic Corporation and Foreign Limited Liability Company

*3.3      By-Laws

*4.1      Specimen of Certificate of Common Stock

*5.1      Opinion of Gary B. Wolff, P.C.

*10.1    2004 Non-Statutory Stock Option Plan

*10.2    TLA Agreement

*23.1    Consent of Sherb & Co., L.L.P.

**23.1A  Consent of Sherb & Co., L.L.P.

***23.1B Consent of Sherb & Co., L.L.P.


 23.1C   Consent of Sherb & Co., L.L.P.


*23.2    Consent of Gary B. Wolff, P.C. (included in exhibit 5.1)

**23.2A  Consent of Gary B. Wolff, P.C. (included in exhibit 5.1)

***23.2B Consent of Gary B. Wolff, P.C. (included in exhibit 5.1)


 23.2C   Consent of Gary B. Wolff, P.C. (included in exhibit 5.1)


*        Filed with initial filing.
**       Filed with First Amendment.
***      Filed with Second Amendment.

The exhibits are not part of the prospectus and will not be distributed with the prospectus.

 ITEM 28.         UNDERTAKINGS.

The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and


Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        iii. Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York, on the 1st day of June 2004



Castle & Morgan Holdings, Inc..


/s/ Christopher Kern
------------------------------------
By: Christopher Kern, Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature(s) Title(s) Date



/s/ Christopher Kern       Sole Director (Principal Executive,    June 1, 2004
                           Financial and Accounting Officer)

--------------------
Christopher Kern